Exhibit 99.1

Contact Information:	FTD Group, Inc. Jandy Tomy Investor Relations (630) 724-6984 jtomy@ftdi.com
FOR IMMEDIATE RELEASE
FTD Group, Inc. Reports 12% Growth in Mother’s Day Orders for the Domestic Consumer Segment
DOWNERS GROVE, IL. — Tuesday May 20, 2008 — FTD Group, Inc. (NYSE: FTD), a leading international provider of floral related products and services, today announced that its Domestic Consumer Segment experienced an increase of approximately 12% in orders delivered during the 2008 Mother’s Day holiday season (which is defined as April 28, 2008 through May 11, 2008) compared to the comparable period of the prior year (which was April 30, 2007 through May 13, 2007).
The Company is reaffirming its previously announced annual revenue target of approximately $645 million and targeted Adjusted EBITDA of approximately $98 million (which excludes other (income) expense, net and $3.5 million of expenses incurred in the third quarter related to the pending acquisition by United Online, Inc., expenses related to acquisition opportunities which were abandoned due to the pending acquisition and advisory costs incurred in conjunction with the resolution of a sales tax audit). Before these adjustments, EBITDA is expected to be approximately $95 million. The Adjusted EBITDA and EBITDA targets exclude the impact of any expenses related to the pending acquisition by United Online, Inc. that may be incurred during the fourth quarter. The Company’s targeted Adjusted EBITDA and EBITDA include approximately $4 million of compensation expense related to both stock compensation associated with Statement of Financial Accounting Standards No. 123(R) and a deferred compensation plan at Interflora U.K. The Company expects targeted net income for the fiscal year to be approximately $39 million, or $1.31 per diluted share. These net income and diluted EPS targets include the charges incurred and projected above, but exclude any fourth quarter charges that may be incurred related to the United Online, Inc. transaction. The above targets are only estimates, which may be exceeded or alternatively may not be achieved.
ABOUT FTD GROUP, INC.
FTD Group, Inc. is a leading provider of floral related products and services to consumers and retail florists, as well as other retail locations offering floral products, in the U.S., Canada, the U.K. and the Republic of Ireland. The business utilizes the highly recognized FTD and Interflora brands, both supported by the Mercury Man logo, which is displayed in approximately 45,000 floral shops worldwide. The consumer businesses operate primarily through the www.ftd.com
3113 Woodcreek Drive • Downers Grove, IL 60515
Main Phone: (630) 719-7800 • www.ftd.com • www.interflora.co.uk

Web site in the U.S. and Canada and the www.interflora.co.uk Web site in the U.K. and are complemented by the florist businesses which provide products and services to the Company’s independent members.
FORWARD-LOOKING STATEMENTS
This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Failure to complete the transaction with United Online, Inc. could materially and adversely affect the Company’s results of operations and stock price. Forward looking statements in this press release may include statements regarding the Company’s outlook, anticipated revenue growth and profitability; anticipated benefits of investments in new products, programs and offerings and opportunities and trends within both the domestic and international floral businesses, including opportunities to expand these businesses and capitalize on growth opportunities or increase penetration of service offerings. The international business reflects the operations of Interflora U.K. These forward-looking statements are based on management’s current expectations, assumptions, estimates and projections about the Company and the Company’s industry. Investors are cautioned that actual results could differ from those contained in any forward-looking statements as a result of: the Company’s ability to acquire and retain FTD and Interflora U.K. members and continued recognition by members of the value of the Company’s products and services; the acceptance by members of new or modified service offerings recently introduced; the Company’s ability to sell additional products and services to FTD and Interflora U.K. members; the Company’s ability to expand existing marketing partnerships and secure new marketing partners within the domestic and international consumer businesses; the success of the Company’s marketing campaigns; the ability to retain customers and maintain average order value within the domestic and international consumer businesses; the ability to manage foreign currency exchange rate risk; the Company’s performance during key holiday selling seasons such as Christmas, Valentine’s Day and Mother’s Day; the existence of failures in the Company’s computer systems; competition from existing and potential new competitors; levels of discretionary consumer purchases of flowers and specialty gifts; the Company’s ability to manage or reduce its level of expenses within both the domestic and international businesses; actual growth rates for the markets in which the Company competes compared with forecasted growth rates; the Company’s ability to increase capacity and introduce enhancements to its Web sites; and the Company’s ability to integrate Interflora U.K. and additional partners or acquisitions, if any are identified. These factors, along with other potential risks and uncertainties, are discussed in the Company’s reports and other documents filed with the Securities and Exchange Commission. The Company expressly disclaims any obligation to update its forward-looking statements.
Financial statement follows...

FTD GROUP, INC.
NON-GAAP FINANCIAL MEASURES
Targeted EBITDA and Adjusted EBITDA
(Unaudited)
(In thousands)
Reconciliation of certain financial measures reported in accordance with Generally Accepted Accounting Principles (“GAAP”) to those presented on the basis of methodologies other than in accordance with GAAP (“non-GAAP”).
The Company defines EBITDA as net income before net interest expense, income tax expense, depreciation and amortization. The Company defines Adjusted EBITDA as EBITDA plus expenses and minus income items that are not considered reflective of the Company’s core operations.
Targeted EBITDA and Adjusted EBITDA is calculated below for the year ending June 30, 2008. The other (income) expense, net presented below reflects the Company’s actual other (income) expense, net for the nine-month period ended March 31, 2008. The Company has not estimated, and the GAAP net income forecast does not reflect, fourth quarter expenses that may be incurred in connection with the pending United Online, Inc. transaction. The Company is not projecting any additional other (income) expense, net or other items not reflective of core operations for the year ending June 30, 2008. Targeted EBITDA and Adjusted EBITDA include approximately $4 million of expense related to stock compensation associated with SFAS No. 123(R) and a deferred compensation plan related to Interflora.

Forecasted Targets
Year Ending
June 30, 2008
Net income (GAAP basis)	$39,100
plus: Interest expense, net	22,000
plus: Depreciation and amortization	12,600
plus: Income tax expense	21,200

EBITDA (1)	$94,900

less: Other (income) expense, net	(325)
Items not reflective of core operations (2)	3,462

Adjusted EBITDA (1)	$98,037

(1)	The Company uses EBITDA and Adjusted EBITDA as supplemental measures of performance. The Company presents Adjusted EBITDA because it considers it an important supplemental measure of performance, as it is used as a performance measure under the senior credit facility entered into in connection with the acquisition of Interflora Holdings Limited, the indenture governing the Notes and the Company’s executive compensation plan. The adjustment made in the calculation of Adjusted EBITDA, as described above, is an adjustment that would be made in calculating the Company’s performance for purposes of coverage ratios under the senior credit facility and the indenture governing the Notes, and the Company’s executive compensation plan bases incentive compensation payments in significant part on the Company’s performance measured using Adjusted EBITDA as presented above. Measures similar to EBITDA and Adjusted EBITDA are also widely used by the Company and by others in the Company’s industry to evaluate and price potential acquisition candidates.

The Company believes EBITDA and Adjusted EBITDA facilitate operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structure (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the age and book depreciation of facilities and equipment (affecting relative depreciation expense), other (income) expense, net (including foreign currency transactions) and other expenses or income items that are not considered reflective of the Company’s core operations. The Company also presents EBITDA and Adjusted EBITDA because it believes they are frequently used by investors and other interested parties in the evaluation of high yield issuers, many of which present EBITDA and/or Adjusted EBITDA when reporting their results.

EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP. Some of the limitations of EBITDA and Adjusted EBITDA are that they do not reflect the Company’s cash expenditures for capital expenditures, they do not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on the Company’s debt, they do not reflect changes in, or cash requirements for, the Company’s working capital requirements, they do not reflect other expenses or gains excluded above and other companies in the Company’s industry may calculate these measures differently than presented above. The Company compensates for these limitations by relying primarily on GAAP results and using EBITDA and Adjusted EBITDA only supplementally.

(2)	During the third quarter of fiscal year 2008, the Company recorded $2.0 million of expenses related to abandoned acquisition opportunities, $0.9 million of expenses related to the pending acquisition by United Online, Inc. and $0.6 million in advisory costs incurred in conjunction with the resolution of a sales tax audit. Management does not consider these expenses reflective of core operations.